UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 21, 2006

Sunrise Telecom Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-17781	77-0181864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 Enzo Drive, San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (408) 363-8000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

    ___    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ___    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ___    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ___    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2006, the Compensation Committee of the Board of Directors of Sunrise Telecom Incorporated (the "Company") adopted a Change of Control Severance Plan (the "Plan"), effective June 21, 2006, to provide designated employees of the Company with additional incentives to remain with the Company in the event of, and through the duration of, defined change of control events.

The Company's Chief Financial Officer, Richard D. Kent, and the Company's Vice President, General Counsel and Secretary, Kirk O. Williams, are the only executive officers of the Company eligible to receive payments under the Plan. Under the terms of the Plan, if the employment of either Mr. Kent or Mr. Williams is terminated by the Company within four months prior to a change of control, or by the Company or the successor company within twelve months after a change of control, in each case by virtue of an involuntary termination other than for Cause or a Voluntary Termination for Good reason (as such terms are defined in the Plan), the Company or the successor company will provide him severance benefits consisting of a lump sum payment equal to twelve months of his base salary in effect at the time of termination of employment less applicable withholdings and one year of reimbursement for payments for COBRA. In order to receive such benefits, such employee would need to execute a general release of claims.

A copy of the Plan is filed as Exhibit 10.01 to this report and is incorporated herein by reference. The summary of the foregoing terms of the Plan is qualified in its entirety by the actual terms and conditions of the Plan.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
10.01	Change of Control Severance Plan, effective June 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE TELECOM INCORPORATED (Registrant)

Date: June 26, 2006	By:	/S/ PAUL A. MARSHALL
Paul A. Marshall Chief Executive Officer and President

EXHIBIT INDEX

Number	Description
10.01	Change of Control Severance Plan, effective June 21, 2006

Exhibit 10.01